Exhibit 99.1

[LOGO OF PHOTOMEDEX]

NEWS RELEASE for December 21, 2005 at 1:00 pm EST
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Contact: Allen & Caron                      PhotoMedex, Inc.
         Matt Clawson (investors)           Dennis McGrath, CFO
         949-474-4300                       215-619-3287
         matt@allencaron.com                info@photomedex.com

         PENNSYLVANIA INDEPENDENCE BLUE CROSS PUBLISHES FAVORABLE POLICY

MONTGOMERYVILLE, PA - December 21, 2005 -- PhotoMedex, Inc. (Nasdaq: PHMD) today announced that Independence Blue Cross and Blue Shield, the second largest insurance company in Pennsylvania based on membership and one of the largest health insurers in the United States, has published a medical policy covering medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system. Independence Blue Cross and its subsidiaries are the Philadelphia region's largest health insurers with more than 2.7 million members locally, and 3.5 million members overall. The published policy can be accessed at www.ibx.com.

         Jeffrey O'Donnell, President and CEO of PhotoMedex, said, "I am pleased that Independence Blue Cross has published this positive payment policy. PhotoMedex has its headquarters in this region and we are pleased to now be able to provide the XTRAC laser treatments for psoriasis to the local patient population on a covered basis. We will begin partnering with dermatologists throughout Pennsylvania and, once a reasonable number of lasers are installed, we will begin direct-to-consumer advertising to alert psoriasis patients seeking care where care will be available."

ABOUT PHOTOMEDEX
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         PhotoMedex is engaged in the development of proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA clearance to market the XTRAC(R) laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. In addition, PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition, as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena(R), a Johnson & Johnson company. ProCyte brands include Neova(R), Ti-Silc(R), VitalCopper(R), Simple Solutions(R) and AquaSante(R).

SAFE HARBOR STATEMENT:
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         Some portions of the press release, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the press release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

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